Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The financial and business analysis below provides information which the Company believes is relevant to an assessment and understanding of its consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes.
The following discussion and certain other sections of this Annual Report on Form 10-K contain statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. Any statements contained herein (including without limitation statements to the effect that The Stanley Works or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) that are not statements of historical fact should be considered forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth, or incorporated by reference, below under the heading “Cautionary Statements”. The Company does not intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
BUSINESS OVERVIEW
The Company is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction, and do-it-yourself (“DIY”) use, as well as engineered solutions and security solutions for industrial and commercial applications. Its operations are classified into three business segments: Construction & DIY (“CDIY”), Industrial and Security. The CDIY segment manufactures and markets hand tools, storage systems, and fasteners, as these products are principally utilized in construction and do-it-yourself projects. These products are sold primarily to professional end users and distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards). The Industrial segment manufactures and markets: professional mechanics and storage systems, plumbing, heating, air conditioning and roofing tools, assembly tools and systems, hydraulic tools and specialty tools (Stanley supply and services). These products are sold to industrial customers and distributed primarily through third party distributors as well as direct sales forces. The Security segment is a provider of access and security solutions primarily for retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security integration systems, software, related installation, maintenance, and a variety of security services including security monitoring services, electronic integration systems, software, related installation and maintenance services, automatic doors, door closers, exit devices, hardware and locking mechanisms.
For several years, the Company has pursued a diversification strategy to enable profitable growth. The strategy involves industry, geographic and customer diversification, as exemplified by the expansion of security solution product offerings, the growing proportion of sales outside the U.S., and the deliberate reduction of the Company’s dependence on sales to U.S. home centers and mass merchants. Execution of this strategy has entailed approximately $2.2 billion of acquisitions since the beginning of 2002, several divestitures, and increased brand investments. Additionally, the strategy reflects management’s vision to build a growth platform in security while expanding the valuable branded tools platform. Over the past several years, the Company has generated strong free cash flow and received substantial proceeds from divestitures that enabled a transformation of the business portfolio.

Free cash flow, as defined in the following table, was $457 million in 2007, $359 million in 2006, and $294 million in 2005, considerably exceeding net earnings. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide a dividend to shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2007	2006	2005
Net cash provided by operating activities	$544	$439	$362
Less: capital expenditures	(66)	(60)	(53)
Less: capitalized software	(21)	(20)	(15)

Free cash flow	$457	$359	$294

The Company strives to reinvest its free cash flow in high return businesses in order to generate strong return on assets and improve working capital efficiency.
Significant areas of tactical emphasis related to execution of the Company’s diversification strategy, as well as events impacting the Company’s financial performance in 2007 and 2006, are discussed below.
CONTINUED GROWTH OF SECURITY BUSINESS
During 2007, the Company further advanced its strategy of becoming a global market leader in the commercial security industry. Annual revenues of the Security segment have grown to $1.422 billion, or 32% of 2007 sales, up from $216 million, or 10% of 2001 sales. Key events pertaining to the growth of this segment in the past year include the following:
•	HSM Electronic Protection Services, Inc. (“HSM”) was acquired in January 2007 for $546 million in cash. HSM, based near Chicago, Illinois, provides security alarm monitoring services and access control systems to commercial customers via a central monitoring hub station and a network of branch locations across the U.S. HSM combines world class service and installation capabilities with a broad customer base. It is the fourth largest electronic security company and second largest commercial monitoring company in North America. The acquisition is enabling more efficient utilization of our extensive network of field technicians thus enhancing overall profitability, as the Company is in the process of a reverse integration of the pre-existing electronic security business into HSM. The addition of monitoring enables longer-term customer relationships involving value-added services and recurring revenues, which aids the repositioning of electronic security as a higher profit and higher growth business for Stanley. HSM contributed approximately $220 million in sales and 4 cents of diluted earnings per share in 2007; the relatively low contribution to net earnings reflects $36 million of non-cash intangible asset amortization, primarily for acquired monitoring service contracts, as well as interest expense on borrowings necessary to fund the acquisition.

•	Upon the January 16, 2007 acquisition of HSM, the Company realigned to report three new segments effective in the first quarter of 2007: CDIY, Industrial and Security. These new segments more clearly convey the Company’s growth strategies and reflect management’s view of its businesses with the inclusion of HSM. Also, the Company is now presenting segment results before corporate overhead expenses, which are not allocated to the segments.

•	In June, 2007 Bed-Check Corporation (“Bed Check”) was acquired for $20 million in cash. Bed-Check is a leading U.S.-based manufacturer of non-restrictive patient fall-monitoring systems used by caregivers in hospitals and other facilities. It increases the scale and expands the distribution channels of the Company’s existing personal security business. A wireless key-lock manufacturer and various other small but strategic acquisitions in the security segment were completed throughout 2007 for $21 million in cash.

The above acquisitions complement the existing Security segment product offerings, increase its scale and strengthen the value proposition offered to customers as industry dynamics favor multi-solution providers that offer “one-stop shopping”. The Company continues to focus on integrating the acquired businesses as it expands the suite of its security product and service offerings. Various process improvement initiatives were initiated including integration of overlapping field service organizations and implementation of certain common back office systems. These integration efforts will continue in 2008, particularly the reverse integration of the legacy electronic security business into HSM.
Drive Further Profitable Growth in Branded Tools and Storage
While diversifying the business portfolio through expansion into Security is important, management also recognizes that the branded construction & do-it-yourself products and industrial businesses are the foundations on which the Company was established and provide strong growth and cash flow generation prospects. Management is committed to growing these strong and profitable businesses through innovative product development, brand support and relentless focus on global cost competitiveness to foster vitality over the long term. Acquisition-related growth will also be pursued where appropriate. The following matters affected the branded tool and storage businesses:
•	The Company has focused on innovation in order to enhance its product development pipeline and reduce commercialization cycle time. In 2007, new product roll-outs included over 250 hand tool and storage products. In 2006, the largest new hand tools product introduction in the Company’s history was successfully launched. The FatMax®Xtreme™ product line commenced shipping at the end of March 2006 and was supplemented by a second phase roll-out initiated in September 2006, which included the initial launch of FatMax®XL™ products in European markets.

•	In July, 2007 the Company acquired Innerspace Products Corporation (“Innerspace”), which has a strong presence in the growing healthcare storage market and offers made-to-order storage solutions for medical facilities across the U.S. Innerspace provides a strong strategic fit for the Company’s existing Vidmar storage business and reported 2006 sales of $22 million.

•	In January 2006, the Company completed the acquisition of Facom S.A. (“Facom”) for 407 million euros ($480 million) which was financed with a combination of cash on hand and debt issuance. Facom, based in France, is a leading European manufacturer of hand and mechanics tools with annual revenues approximating $475 million. Facom designs, manufactures and markets the majority of its tool product offerings to professional automotive and industrial end users with its well-known industrial tool brands: Facom®, Virax® and USAG®. Facom operates primarily within the premium industrial and automotive tools sector in Europe, while the Company’s pre-existing European customer base is focused mainly on the construction and DIY channels. As a result, the two businesses complement each other and benefit from joint efforts in areas such as product sourcing and procurement. Facom is profitable and has experienced a long history of success in professional markets in Europe, especially in France and Italy. Nonetheless, many of its products are subject to competitive forces that required a significant reformation of its cost structure and that of existing Stanley Europe. This reformation has enhanced the long-term competitiveness and should help to preserve the Facom and Stanley tool franchises in Europe. The restructuring program reduced costs by rationalizing manufacturing, logistics, sales and support organizations. It has resulted in the closure of six facilities and the severance of approximately 450 people since commencing in the latter part of 2006. While the actions were completed during 2006 and 2007, $18 million in cash payments will continue into 2008.

•	In July 2006, the Company acquired approximately 67% of the outstanding shares of Besco Pneumatic Corporation (“Besco”), a leading Asian manufacturer of pneumatic tools for $38 million in cash. Each year until 2011, the Company will have the option to increase its ownership by up to 15% to an ultimate ownership of 82%. Besco, which is headquartered in Taiwan, possesses state-of-the-art research and development capabilities and efficient production facilities. Besco was historically a supplier to Stanley fastening systems as well as third parties. The acquisition was a key step in reducing the fastening systems business’ cost structure.

Continue to Invest in the Stanley Brand
The Stanley® brand is recognized as one of the world’s great brands and is one of the Company’s most valuable assets. Brand support was increased over the past several years, including television advertising campaigns associated with new product roll-outs, continued NASCAR racing sponsorships as well as more print and web-based advertising that generated approximately one billion brand impressions annually. These advertising and marketing campaigns yielded strong results as evidenced by various hand tools metrics during 2007: web traffic increase of 20%; sales lead increase of 30%; and brand awareness increase of 34% versus 2006.
Institutionalize the Stanley Fulfillment System
The Company continued to practice the operating disciplines encompassed by the Stanley Fulfillment System (“SFS”), which is a continuous operational improvement process committed to increasing customer and shareowner value. The SFS core disciplines consist of striving for perfect quality, service excellence, optimal cost, and environmental health & safety. The Company applies SFS to many aspects of its business including procurement, maximizing customer fill rates, and acquisition integration. The SFS program helped to mitigate the impact of material and energy price inflation that was experienced in recent years. SFS was instrumental in the reduction of inventories during 2007 and the related improvement in working capital turnover. In 2008 and beyond, the Company plans to further leverage SFS to achieve higher working capital turns, decreased cycle times, reduced complexity in operations and increased customer satisfaction.

Aside from the strategic commentary above, four other matters having a significant impact on the Company’s results were inflation, currency exchange rate fluctuations, share repurchases and stock option expensing.
The Company has been negatively impacted by inflation, primarily commodity and freight, which has increased costs by an estimated $165 million over the past three years. During this period, approximately two-thirds of the cost increase was recovered through pricing actions, and the remainder was largely offset through various cost reduction initiatives. The Company expects the negative impact of inflation affecting production and distribution costs during 2008 will be in the range of $75 – $80 million inclusive of new tariffs on fasteners imported from Asia. Management plans to recover the majority of this impact through customer pricing, and offset the remainder through productivity actions.
In recent years, the strengthening of foreign currencies had a favorable impact on the translation of foreign currency-denominated operating results into U.S. dollars. The favorable impact of foreign currency translation, including acquired companies, contributed an estimated $.19, $.05 and $.04 of diluted earnings per share from continuing operations in 2007, 2006 and 2005, respectively. Fluctuations in foreign currency exchange rates relative to the U.S. dollar may have a significant impact, either positive or negative, on future earnings.
During 2007 and 2006, the Company executed share repurchases of 3.6 million and 4.0 million outstanding shares of its common stock, respectively, for $200 million in each year. The stock repurchases were accretive to diluted earnings per share by 6 cents in 2007, and 13 cents in 2006. The 2007 stock buy-backs occurred later in the year than the related 2006 activity; accordingly, the benefit of the 2007 repurchase activity will not be fully reflected in weighted average shares outstanding used to compute earnings per share until 2008. The share repurchase benefit was partially offset by the issuance of 4.4 million shares of common stock under various employee plans over the two year period, and also by higher interest expense associated with short-term borrowings made to finance the share repurchases. In January 2008 the Company repurchased an additional 2.2 million of shares.

In 2006, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments, including grants of employee stock options, to be recognized as an expense in the Consolidated Statement of Operations based on their fair values as they are earned by the employees under the vesting terms. Pursuant to the adoption of SFAS 123R, the Company recognized $9 million of non-cash, pre-tax stock option compensation expense in both 2007 and 2006, which reduced diluted earnings per share by 7 cents in each year compared to 2005. Refer to Note A Significant Accounting Policies of the Notes to the Consolidated Financial Statements for further discussion of the adoption of SFAS 123R.
RESULTS OF OPERATIONS
Below is a summary of the Company’s operating results at the consolidated level, followed by an overview of business segment performance. The terms “organic” and “core” are utilized to describe results aside from the impact of acquisitions during their initial 12 months of ownership. This ensures appropriate comparability to operating results of prior periods.
Net Sales: Net sales from continuing operations were $4.383 billion in 2007, as compared to $3.919 billion in 2006, a 12% increase. Acquisitions, principally HSM, contributed 7% in higher sales. Organic volume and pricing both increased 1%, while favorable foreign currency translation in all regions increased sales 3% versus the prior year. Strong performance in the Industrial segment, particularly by the hydraulic and mechanics tools businesses, was supplemented by more modest gains in the CDIY and Security segments. CDIY achieved robust growth internationally that was partially offset by weakness in the U.S. associated with housing market declines. In the Security segment, solid gains by the automatic door and mechanical lock businesses, as well as overall pricing actions, more than compensated for lower sales in the legacy electronic security integration business as it shed unprofitable equipment installations.
Net sales from continuing operations were $3.919 billion in 2006, as compared to $3.198 billion in 2005, a 23% increase. Acquisitions contributed 21% or $671 million of the sales increase. Organic sales increased 1% driven by a slight increase in volume and relatively consistent pricing levels and foreign currency impact compared to the prior year. The organic increase was generated by share gains achieved in the consumer hand tools and automatic doors businesses offset by price and volume declines experienced in the fastening systems business. Favorable foreign currency translation in the Americas and Europe was partially offset by a negative impact from Asia.
Gross Profit: The Company reported gross profit from continuing operations of $1.656 billion, or 38% of net sales, in 2007, compared to $1.416 billion, or 36% of net sales, in 2006. The acquired businesses increased gross profit by $136 million. Core gross profit for 2007 was $1.521 billion, or 37% of net sales, up $105 million from the prior year. The core gross margin rate expanded on strong performances from certain Industrial segment businesses, primarily Facom and mechanics tools, as well as the absence of $22 million of inventory step-up amortization from the initial turnover of acquired inventory in 2006. This was partially offset by a decline in the CDIY segment gross margin rate mainly from un-recovered cost inflation. In addition, the legacy security integration business had lower margins on certain equipment installations. Price and productivity actions in 2007 more than offset $66 million of material, energy and wage cost inflation. The Company expects such inflation to increase 2008 costs by $75 — $80 million, which management plans to mitigate through various customer pricing actions and continued cost reduction and productivity initiatives.
The Company reported gross profit from continuing operations of $1.416 billion in 2006, or 36% of net sales, compared to $1.145 billion, or 36% of net sales, in 2005. The acquired businesses increased gross profit by $265 million. Included in the 2006 gross profit is the unfavorable impact of $22 million in non-cash inventory step-up charges related to the initial turnover of acquired inventory. Gross profit for 2006 was 37% of net sales excluding this non-recurring item, primarily due to the positive impact of the Facom acquisition. Core gross profit as a percentage of net sales was 36% in 2006, which was consistent with the prior year. The benefits of prior cost reduction actions, productivity improvements from the Stanley Fulfillment System, and pricing actions offset continued margin pressure from commodity and other inflation which resulted in approximately $48 million of additional costs, and a decline in fastening systems. The fastening systems gross profit decline reflected lower sales volumes, a result of weakening housing markets, and price erosion, as well as a commitment to shed unprofitable business; gross profit in this business was further impacted by commodity cost inflation. Management launched an extensive cost reduction initiative in 2006 with the objective to return fastening systems to acceptable profitability levels.
SG&A expenses: Selling, general and administrative expenses were $1,041 million, or 24% of net sales, in 2007 consistent with the 24% of sales represented by $935 million of expense in 2006. Acquired companies contributed $70 million of the increase, and the remaining $36 million increase is largely attributable to foreign currency translation.
SG&A from continuing operations was $935 million, or 24% of net sales, in 2006 compared to $719 million, or 22% of net sales, in the prior year. The increase of $216 million primarily relates to acquired businesses that increased costs by $191 million, $11 million of increased non-cash stock compensation expense associated with the adoption of stock option expensing during 2006, and $11 million of increased brand support. Excluding acquisitions, SG&A as a percentage of sales increased slightly to 23% of net sales compared with 22% in 2005 due to the items described above, partially offset by benefits received from prior restructuring actions.
Interest and Other-net: Net interest expense from continuing operations in 2007 was $80 million, compared to $65 million in 2006. The higher interest expense stems from borrowings necessary to fund the January 2007 acquisition of HSM. Refer to the Financial Condition section for additional discussion of the HSM acquisition financing.
Net interest expense from continuing operations in 2006 was $65 million, compared to $34 million in 2005. The increase was mainly due to the November 2005 issuance of $450 million in junior subordinated debt securities to fund acquisitions, and to a lesser extent increased commercial paper borrowings resulting primarily from the execution of the $200 million share repurchase program in the first half of 2006, along with higher applicable short-term interest rates.
Other-net from continuing operations totaled $87 million of expense in 2007 compared to $54 million of expense in 2006. The increase pertained primarily to higher intangible asset amortization expense due to recent acquisitions.
Other-net from continuing operations represented $54 million of expense in 2006 compared to $45 million of expense in 2005. The increase was primarily driven by $9 million of higher intangible asset amortization expense associated with acquisition activity, a $4 million pension plan curtailment charge in the U.K., and a $5 million increase in foreign currency losses, partially offset by lower environmental expense and decreased losses on the sale of fixed assets.
Income Taxes: The Company’s effective income tax rate from continuing operations for 2007 was 25% as compared to 20% for 2006 and 24% for 2005.
The higher effective tax rate in 2007 versus 2006 mainly relates to benefits realized upon resolution of tax audits in 2006 that did not re-occur. The lower effective tax rate in 2006 compared to 2005 was driven by the realization of credits against U.S. taxes and the inclusion of the European-based Facom acquisition. Additionally, substantial costs were incurred in 2005 for the repatriation of foreign earnings under the American Jobs Creation Act and such costs were not incurred in 2006.
Business Segment Results
The Company’s reportable segments are an aggregation of businesses that have similar products and services, among other factors. The Company utilizes segment profit (which is defined as net sales minus cost of sales, and SG&A aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring and asset impairments, and income tax expense. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and cost for certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Refer to Note O Restructuring and Asset Impairments and Note G Goodwill and Other Intangible Assets of the Notes to the Consolidated Financial Statements for the amount of restructuring charges and asset impairments, and intangibles amortization expense, respectively, attributable to each segment. As discussed previously, the Company’s operations are classified into three business segments: Construction and Do-It-Yourself (“CDIY”), Industrial and Security.
CDIY:

(Millions of Dollars)	2007	2006	2005
Net sales from continuing operations	$1,715	$1,641	$1,601
Segment profit from continuing operations	$254	$252	$252
% of Net sales	14.8%	15.4%	15.7%
CDIY net sales from continuing operations increased 5% in 2007 from 2006. Foreign currency translation contributed 3% to the higher sales, pricing 1%, acquisitions 1%, and organic volume remained flat. The U.S. was adversely impacted by the housing market contraction as repair and remodel activity declined along with new construction. Sales were very strong in Canada, Europe, Australia, and Asia, in particular for the consumer tools and storage business. This positive international performance was bolstered by new product introductions including the FatMax XL line, as well as favorable economic conditions outside the U.S. Fastening systems also experienced an overall decline in sales due to the U.S. housing down-turn, although its industrial channel and office product sales remained stable. During 2007, the Company took actions to improve the fastening systems cost structure including a Mexican plant closure, and the first wave of a pneumatic tool production shift to Asia, enabled by the 2006 Besco acquisition. As a result, fastening systems improved its margin rate slightly, despite the lower sales volume. The Company is on track to complete the migration of a second wave of fastening systems tool production to Asia during 2008, which should further help return this business to acceptable long term profitability. The segment profit rate decline of 60 basis points was mainly attributable to un-recovered cost inflation, a product mix shift to lower margin tools along with a channel mix shift in the U.S., and unfavorable absorption on inventory reductions. These factors were partially offset by the favorable impact of foreign currency translation and the previously mentioned improvement in the fastening systems business.
Net sales from continuing operations increased 3% in 2006 compared to 2005. Of this increase, acquisitions accounted for 3%, while organic volume decreased by 1% and price remained flat. The consumer hand tool business continued to achieve share gains from the strong performance of the new FatMax®Xtreme™ and FatMax®XL™ product lines which launched in the U.S. and European markets, representing the largest new hand tools product introduction in the Company’s history. At the same time, the FatMax® range of product offerings delivered growth though continued premium innovation, distribution point expansion and related brand support. This strong favorable performance was more than offset by lower volumes in the fastening, consumer storage and mechanics tools businesses. Fastening systems organic sales declined 7% compared to the prior year stemming from weakness in the U.S. construction market and management’s commitment to turn down unprofitable business. Sales in the consumer storage business in 2005 reflected higher volume from the initial launch of garage storage products. The 30 basis point decrease in segment profit in 2006 versus 2005 is primarily due to the sales volume decline and cost inefficiencies experienced by the U.S. fastening systems business, increased brand support, and commodity cost inflation, partially offset by savings derived from prior cost reduction actions and favorable mix in the consumer hand tools business. During 2007, progress was made on the two-year plan to restore the fastening systems profits to acceptable levels by continuing the migration of production to Asia, reducing overall SG&A and the manufacturing footprint, as well as SKU rationalization. In this regard, the acquisition of Asian-based Besco and the opening of a new manufacturing facility in China during 2006 strategically aided the long term vitality of fastening systems.

Industrial:

(Millions of Dollars)	2007	2006	2005
Net sales from continuing operations	$1,246	$1,129	$681
Segment profit from continuing operations	$183	$123	$80
% of Net sales	14.7%	10.9%	11.8%
Industrial segment net sales increased 10% in 2007 from 2006, comprised of a 4% volume increase, a 4% favorable foreign currency impact, 1% favorable pricing, and 1% from the Innerspace acquisition. Hydraulic tools and mechanics tools achieved robust sales increases, along with strong performance from the Facom and storage businesses. The hydraulic tools sales increase is attributable to sustained high demand for recent shear product offerings, strong international sales, and favorable steel scrap markets. Industrial mechanics tools benefited from strong demand in the U.S. oil and gas industry. The higher Facom sales pertain to new product introductions and improved European economic conditions. Intensified marketing efforts, including an expanded sales force, contributed to the Vidmar storage growth. Segment profit as a percentage of net sales improved 380 basis points. Excluding the effect of the one-time inventory step-up charge from the initial turn of Facom acquired inventory in 2006, segment profit increased 270 basis points. Customer price increases effectively offset the impact of cost inflation, while productivity initiatives further contributed to the segment profit rate expansion. Additionally, Facom’s contribution to the higher segment profit rate reflects favorable currency translation and the benefits of acquisition integration actions.
Industrial’s net sales increased 66% in 2006 compared to 2005, primarily due to the Facom acquisition which increased sales by $428 million or 63%. Favorable pricing actions contributed 2%, while volume increased sales 1% with foreign currency remaining flat compared to the prior year. Sales growth was delivered by the Mac Tools, Facom, hydraulic tools, industrial tools and storage businesses. Mac Tools benefited in 2006 from improved retention of its distributors based on management actions initiated early in the year. Industrial tools and storage and the hydraulic tools businesses obtained share gains from the success of new product introductions in the oil and mining industries as demand for such commodities remained strong during 2006. Segment profit as a percentage of net sales decreased by 80 basis points due to $13 million of non-cash inventory step-up amortization associated with the Facom acquisition and supply chain inefficiencies in certain businesses pertaining to increased backlog, partially offset by the accretive impact of Facom.
Security:

(Millions of Dollars)	2007	2006	2005
Net sales from continuing operations	$1,422	$1,149	$917
Segment profit from continuing operations	$241	$170	$148
% of Net sales	16.9%	14.8%	16.1%
Security segment sales increased 24% in 2007. HSM and other acquisitions contributed 21%, while price and organic volume grew a combined 1%, and currency 2%. Organic sales gains in automatic doors and mechanical locks were achieved on the strength of national and strategic account growth, while the hardware business demonstrated resilience in recovering from the loss of a key customer. Effective pricing actions to recover inflation in raw material costs also contributed to sales growth in the segment. Shrinkage in the legacy U.S. security integration (“USSI”) business’ sales and segment profit was a necessary by-product of a business model change entailing a shift away from low profitability equipment installation to an emphasis on higher margin, recurring service revenues. The reverse integration of USSI into HSM, with its superior bidding and project management disciplines, is progressing well and management believes it will rebound in later 2008. The broader security segment product line is enabling the Company to compete more effectively in the architectural bidding process to attain gains in commercial construction markets. The 2007 segment profit rate showed a strong expansion of 210 basis points over 2006. This improvement is attributable to HSM, the non-recurring inventory step-up amortization for the National hardware acquisition recorded in 2006, the benefits of a partial shift in hardware production to Asia, and overall pricing and productivity in excess of inflation. These positive factors were partially offset by the previously discussed decline in the legacy security integration businesses.
During 2006, Security’s sales increased 25%. Acquisitions, predominantly National, contributed 21%, organic sales volume 2%, pricing 1%, and currency 1%. The automatic doors business grew its service revenue and achieved strong national account share gains driven by the favorable impact of new product introductions, new store openings and increased modernization of pre-existing stores. The mechanical access businesses also benefited from new product introductions and an expanded ability to provide customers with virtually all of their varied mechanical product needs. In addition, the Security segment as a whole benefited from the growth and continued integration of its national service footprint. The 2006 segment profit as a percentage of net sales was 130 basis points lower than 2005 as the favorable impact from prior cost reduction and integration actions were negated by $8 million of non-cash inventory step-up amortization from acquisitions, and the dilutive impact of National hardware margins due to its legacy high-cost manufacturing structure which the Company continues to transition to low cost countries. The segment operating profit rate was further affected by commodity cost inflation and the dilutive impact of other recently acquired companies until integration initiatives unfold.
RESTRUCTURING ACTIVITIES
At December 29, 2007, the restructuring and asset impairment reserve balance was $23.7 million, which the Company expects to largely utilize by the end of 2008. A summary of the restructuring reserve activity from December 30, 2006 to December 29, 2007 is as follows:

		Acquisition
(Millions of Dollars)	12/30/06	Accrual	Net Additions	Usage	Currency	12/29/07
Acquisitions
Severance	$54.7	$(0.3)	$—	$(39.4)	$3.8	$18.8
Facility Closure	2.4	1.9	—	(2.8)	0.1	1.6
Other	1.5	—	0.3	(0.8)	—	1.0
2007 Actions	—	—	11.8	(10.6)	—	1.2
Pre-2007 Actions	4.5	—	0.7	(4.3)	0.2	1.1

	$63.1	$1.6	$12.8	$(57.9)	$4.1	$23.7

2007 Actions: During 2007, the Company initiated cost reduction initiatives in order to maintain its cost competitiveness. Severance charges of $11.4 million have been recorded relating to the reduction of approximately 525 employees. In addition to severance, $0.2 million was recorded for the closure of a merged office facility and $0.2 million for asset impairments. Of these amounts, $10.6 million has been utilized to date, with $1.2 million of reserves remaining as of December 29, 2007.
Pre-2007 Actions: During 2006 and 2005, the Company initiated $18.3 million of cost reduction actions in various businesses, of which $0.7 million was recorded during 2007, $13.0 million was recorded in 2006 and $4.6 million was recorded in 2005. These actions were comprised of the severance of approximately 950 employees and the exit of a leased facility. Of this amount, $18.2 million has been utilized to date, offset slightly by a $0.2 million currency impact, leaving $0.3 million of accrual remaining as of December 29, 2007. In addition, $0.8 million of reserves remain relating to pre-2005 actions.
Acquisition Related: During 2007, $3.0 million of reserves were established for HSM in purchase accounting. Of this amount $1.1 million was for severance of approximately 55 employees and $1.9 million related to the closure of 13 branch facilities. As of December 29, 2007, $0.8 million has been utilized, leaving $2.2 million remaining. The Company also utilized $1.2 million of restructuring reserves during 2007 established for various minor prior year acquisitions. As of December 29, 2007, $1.2 million in accruals for these small actions remains.

Pursuant to the integration of the January 2006 Facom acquisition, and the related reorganization of Facom and Stanley hand tools activities in Europe, the Company implemented restructuring initiatives. These initiatives reduced the cost structure by rationalizing manufacturing, logistics, sales and support organizations. This resulted in the severance of approximately 450 employees, the closure of two legacy Facom factories in France, as well as four legacy Facom distribution centers located in the United Kingdom, Belgium, Germany and Switzerland. Of the $60.4 million in total expenditures for these initiatives, $59.4 million was recorded to the Facom purchase price allocation and $1.0 million as a restructuring charge in 2006. As of December 29, 2007, $46.3 million has been utilized, partially offset by a $3.9 million currency impact, such that an $18.0 million accrual remains.
In connection with its acquisition of National in late 2005, the Company recorded $8.0 million relating to severance costs for approximately 250 employees and $0.3 million facility closure costs to the purchase price allocation. In addition, $0.2 million of facility closure costs were recorded as restructuring charges in 2006. As of December 29, 2007, most of this accrual has been utilized, with the remaining $1.4 million excess reversed as a reduction of Goodwill, such that no accrual remains.
FINANCIAL CONDITION
Liquidity, Sources and Uses of Capital: The Company’s primary sources of liquidity are cash flows generated from operations and borrowings under various credit facilities.
Operating and Investing Activities: The Company has consistently generated strong operating cash flows over many years. In 2007, cash flow from operations totaled $544 million, up $105 million compared to 2006. The favorable increase principally stems from an expansion of cash earnings and improved working capital performance. In this regard, the higher non-cash intangibles amortization expense from acquisitions reduced earnings but not cash flows. Working capital (receivables, inventories and accounts payable) generated $23 million of higher cash inflows in 2007 compared with 2006. This working capital improvement reflects leaner inventory positions achieved through process improvement efforts, while maintaining customer service levels, and was accomplished despite lower receivable sale proceeds in 2007 versus 2006. These favorable impacts were partially offset by cash outflows for restructuring activities which amounted to $58 million in 2007, an increase of $29 million over 2006, primarily pertaining to payments for the Facom Europe initiatives.
In 2006, cash flow from operations was $439 million compared to $362 million in 2005. The $77 million improvement in 2006 versus 2005 is mainly attributable to higher cash earnings on the strength of acquisitions, reflecting the removal of increased non-cash expenses in 2006 (particularly inventory step-up amortization associated with acquisitions, intangible asset amortization expense and stock-based compensation expense). Receivables, inventories and accounts payables generated $11 million of higher cash inflows in 2006 compared with 2005 due to increased receivable sales. These favorable impacts were partially offset by cash outflows for restructuring activities which amounted to $29 million in 2006, an increase of $20 million over 2005.
Capital expenditures were $87 million in 2007, $80 million in 2006, and $68 million in 2005. The higher capital expenditures in 2007 pertained to investments for plant productivity improvements as well as ongoing information system spending for a major SAP implementation underway in the Americas. The increase in 2006 capital expenditures versus 2005 was due to upgrades of information systems, the incremental impact of normal capital spending incurred by recent acquisitions, and equipment purchases related to new product introductions. The Company expects future capital expenditures to increase approximately in proportion to its sales growth.
Free cash flow, as defined in the following table, was $457 million in 2007 representing a 29% increase over 2006, which in turn was up 23% versus 2005. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide a dividend to shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2007	2006	2005
Net cash provided by operating activities	$544	$439	$362
Less: capital expenditures	(66)	(60)	(53)
Less: capitalized software	(21)	(20)	(15)

Free cash flow	$457	$359	$294

Based on its demonstrated ability to generate cash flow from operations as well as its strong balance sheet and credit position at December 29, 2007, the Company believes it has the financial flexibility to deploy capital to the advantage of its shareholders’ advantage through a combination of acquisitions, dividends, debt repayment, and potential future share repurchases.
In 2007, acquisition spending totaled $643 million, mainly for the HSM, Bedcheck and Innerspace businesses. 2006 acquisition spending amounted to $572 million, primarily pertaining to Facom and Besco, and $20 million of debt repayments associated with the 2004 acquisition of Blick. Pursuant to its profitable growth strategy, the Company will continue to assess its current business portfolio for disposition opportunities and make acquisitions in favored markets while minimizing the risk associated with large customer concentrations.
During 2006, the Company entered into a sale-leaseback transaction of its corporate headquarters building. Under the terms of the transaction, the Company received $23 million in cash proceeds, reported in investing cash flows, and recorded a deferred gain of $11 million which will be amortized over the 15 year operating lease term. The cash proceeds were utilized to pay down short-term borrowings.
Financing Activities: Payments on long-term debt amounted to $228 million in 2007, $4 million in 2006, and $72 million in 2005. Net proceeds from short-term borrowings totaled $192 million in 2007, and the cash inflows were used to fund acquisitions and repurchases of common stock. Repayments of short-term borrowings amounted to a cash outflow of $66 million in 2006 as commercial paper was paid down utilizing a portion of the strong operating cash flows. Net proceeds from short term borrowings of $103 million in 2005 primarily arose from commercial paper issued to fund the 2005 acquisitions aside from National.
There is a $550 million committed long-term credit facility that matures in October 2009, which is designated as a liquidity back-stop for the commercial paper program. As of December 29, 2007, there were no outstanding loans under this facility and the Company had $279 million of commercial paper outstanding. The Company is in negotiations with its credit banks to increase this line to $800 million and extend the maturity to February 2013, and does not anticipate anything that would inhibit the successful conclusion of that increase and extension. In addition, the Company has uncommitted short-term lines of credit with numerous foreign banks aggregating $340 million, of which $322 million was available at December 29, 2007. Short-term arrangements are reviewed annually for renewal. Aggregate credit lines amounted to $890 million. In addition to these lines of credit, the Company maintains a committed facility designed for the securitization of certain trade accounts receivable for purposes of additional liquidity. As of December 29, 2007, the Company’s maximum available funds under this arrangement were $66 million, of which $42 million was utilized.
The Company increased its cash dividend per common share to $1.22 in 2007. Dividends per common share increased 3.4% in 2007, 3.5% in 2006, and 5.5% in 2005.
In 2007, the Company repurchased 3.8 million shares of its common stock for $207 million (an average of $54.64 per share), and in 2006 it repurchased 4.0 million shares for $202 million (an average of $50.07 per share). The Company may decide to repurchase more of its outstanding common stock, based on various factors including the level of acquisition activity, the market price of the common stock and its current financial condition.

The Company initially funded the $546 million HSM acquisition with a combination of short-term borrowings and cash. A $500 million 364-day revolving credit bridge facility was entered into on January 8, 2007, of which $130.0 million was utilized to acquire HSM; the remainder of the HSM purchase price was funded through commercial paper borrowings and cash.
On March 20, 2007, the Company completed two security offerings: “Equity Units”, which consisted of $330 million of five-year convertible notes and $330 million of three-year forward stock purchase contracts; and $200 million of unsecured three-year fixed-rate term notes. With respect to the $860 million in offerings, the Company will not receive the $330 million of cash pertaining to the forward stock purchase contracts until May, 2010. The $488 million net cash proceeds of these offerings and the related equity instruments described below were used to pay down the short-term bridge facility and commercial paper borrowings.
The convertible notes are pledged and held as collateral to guarantee the Equity Unit investors’ obligation to purchase shares in May, 2010 under the stock purchase contract. The convertible notes reflect a conversion price of approximately $64.80, or a 19% premium as of the date of issuance. At maturity, the Company must repay the convertible note principal in cash. Additionally, to the extent that the conversion option is “in the money” the Company, at its election, will deliver either cash or shares of common stock based on a conversion rate and the applicable market value of the Company’s common stock at that time. A maximum of approximately 6.1 million shares may be issued in May, 2010 under the stock purchase contracts, essentially at the higher of approximately $54.45 or market value at that time.
The Company simultaneously entered into related convertible note hedge and stock warrant transactions with financial institutions. Share dilution pertaining to the conversion option of the convertible notes will occur in interim periods if the share price exceeds approximately $64.80. At maturity in 2012, the convertible note hedge will offset the potentially dilutive impact of the conversion option aspect of the convertible notes. Because the convertible note hedge is anti-dilutive, it will not be included in any diluted shares outstanding computation prior to its maturity. However at maturity, the aggregate effect of the convertible notes and the convertible note hedge is that there will be no net increase in the Company’s common shares. The Company also issued 5.1 million of unregistered stock warrants that are exercisable during the period August 17, 2012 through September 28, 2012, with a strike price of $87.12 (subject to standard anti-dilution protection for increases in the dividend rate, stock splits etc.). In the event the stock warrants become “in the money” during their 5 year term, due to the market value of the Company’s common stock exceeding the strike price, there will be a related increase in diluted shares outstanding utilized in the determination of diluted earnings per share.
The combined terms of the convertible note hedge, stock warrants, and convertible notes in substance re-establish the conversion option aspect of the convertible notes at 60% above the $54.45 market value of the Company’s common stock at inception, such that in effect the Company will retain the benefits of share price appreciation, if any, up to a market value equal to the stock warrant strike price. Additionally the Company will retain benefits of share price appreciation through the maturity of the stock purchase contract element of the Equity Units that will entail issuance of $330 million of common shares at the higher of approximately $54.45 or market price in May 2010. Refer to Note I, Long-Term Debt and Financing Arrangements for further detail.
Under present accounting rules the entire $330 million convertible note obligation is reflected in long-term debt on the Company’s balance sheet, and the interest expense is being recognized thereon at a variable rate of 3-month LIBOR minus 3.5% (currently 1.2%) for the first three years, with the interest rate to be reset upon remarketing of the notes for the final two years they are outstanding. Such interest expense recognizable under current accounting rules will equal the cash interest payments to be made. An exposure draft issued by the FASB in August 2007, FSP APB 14-a “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, if issued in its current form, would require a portion (approximately $60 million) of the convertible notes to be reclassified to equity and accreted to interest expense over the five year term of the convertible notes. Accordingly, interest expense would be reported at the Company’s non-convertible borrowing rate at the time of issuance, an annual rate of approximately 3-month LIBOR plus 0.2% (currently 4.9%), which would result in the recognition of $12 – $13 million of additional annual non-cash interest expense, an impact of approximately 10 cents per diluted share per year. FASB is re-deliberating the exposure draft proposing this change to report non-cash interest expense and it is expected that any such change to the accounting for the convertible notes would not occur until at least fiscal 2009.

nonconvertible, unsecured debt borrowing rate. The FSP requires bifurcation of a component of the debt into equity, representative of the approximate fair value of the conversion feature at inception, and the amortization of the resulting debt discount to interest expense in the Consolidated Statement of Operations. The Company is in the process of assessing the impact of FSP APB 14-1, but estimates that approximately $55 million of Long-term debt will be reclassified to equity as of the inception of the $330 million of convertible notes issued in March 2007. The estimated $55 million debt discount will be amortized to interest expense resulting in the recognition of approximately $7-$12 million of additional non-cash interest expense annually. The non-cash interest recognized will gradually increase over time using the effective interest method. FSP APB 14-1 will become effective for the Company beginning in the first quarter of 2009 and is required to be applied retrospectively with early adoption prohibited.
In November 2005, the Company consummated a Section 144A offering, with registration rights, of $450 million of Enhanced Trust Preferred Securities (“ETPS”) through its unconsolidated trust subsidiary, The Stanley Works Capital Trust I (“the Trust”). Contemporaneously, the Company borrowed the proceeds of the ETPS offering from the Trust by issuing $450 million of junior subordinated debt securities payable to the Trust. The net proceeds were used to partially fund the acquisitions of National and Facom which closed on November 30, 2005 and January 1, 2006, respectively. These securities and underlying junior subordinated debt securities (collectively, the “securities”) feature a 5 year fixed rate period ending December 1, 2010 and a floating rate period ending December 1, 2045. The fixed coupon was set at 5.902%. The obligations, tenor and terms of the ETPS mirror those of the junior subordinated debt securities. The securities can be redeemed by the Company on or after December 1, 2010 without penalty for early payment.
Debt to Capital Ratio: The Company’s debt to capital ratio was 47% at the end of 2007, 39% at the end of 2006, and 42% at the end of 2005. Reflecting the credit protection measures that are incorporated into the terms of the $450 million ETPS issued in late 2005, and the equity characteristics of the 2007 issuance of $330 million Equity Units, the debt to capital ratio of the Company is more fairly represented by apportioning equity credit to the ETPS and Equity Units issuances when making the calculation. The resulting debt to capital ratio from this apportionment is 32% — 35% as of December 29, 2007. This adjustment is consistent with the treatment accorded these securities by the nationally recognized statistical ratings organizations that rate the Company’s debt securities and accordingly the equity-content-adjusted debt to capital ratio is considered a relevant measure of its financial condition.
The following table reconciles the December, 2007 debt to capital ratio computed with reported debt and equity to the same measure after the equity content adjustments attributed to the ETPS and Equity Unit securities:

				As Adjusted
	Reported on	Range of Hybrid		for Equity
	Balance Sheet	Equity Content		Content — Range
(Millions of Dollars)	(GAAP)	Adjustment		(Non-GAAP)
Debt	$1,505	$(390) - $(47	3)	$1,032 - $1,115
Equity	$1,728	$390 - $473		$2,118 - $2,201
Capital (debt + equity)	$3,233	—		$3,233
Debt to capital ratio	47%	—		32% — 35%
Contractual Obligations: The following summarizes the Company’s significant contractual obligations and commitments that impact its liquidity:
Payments Due by Period

(Millions of Dollars)	Total	2008	2009 - 2010	2011 - 2012	Thereafter
Long-term debt	$1,222	$10	$222	$539	$451
Interest payments on long-term debt(a)	315	52	99	81	83
Operating leases	122	35	43	25	19

(Millions of Dollars)	Total	2008	2009 - 2010	2011 - 2012	Thereafter
Derivatives(b)	81	3	72	1	5
Equity purchase contract fees	42	17	25	—	—
Material purchase commitments	29	11	18	—	—
Deferred compensation	23	4	4	5	10
Outsourcing and other obligations(d)	21	18	3	—	—
Pension funding obligations(c)	15	15	—	—	—

Total contractual cash obligations	$1,870	$165	$486	$651	$568

(a)	Future interest payments on long-term debt reflect the applicable fixed interest rate or the variable rate in effect at December 29, 2007 for floating rate debt.

(b)	Future cash flows on derivative financial instruments reflect the fair value as of December 29, 2007. The ultimate cash flows on these instruments will differ, perhaps significantly, based on applicable market interest and foreign currency rates at their maturity.

(c)	The Company anticipates that funding of its pension and postretirement benefit plans in 2008 will approximate $15 million. That amount principally represents contributions either required by regulations or laws or, with respect to unfunded plans, necessary to fund current benefits. The Company has not presented estimated pension and postretirement funding in the table above beyond 2008 as funding can vary significantly from year to year based upon changes in the fair value of the plan assets, actuarial assumptions, or curtailment/settlement actions.

(d)	To the extent the Company can reliably determine when payments will occur pertaining to unrecognized tax benefit liabilities, the related amount will be included in the table above. However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $49 million of such liabilities at December 29, 2007, the Company is unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.
Aside from debt payments, for which there is no tax benefit associated with repayment of principal, payment of the above contractual obligations will typically generate a cash tax benefit such that the net cash outflow will be lower than the gross amounts indicated.
Other Commercial Commitments
Amounts of Commitments Expiration Per Period

(Millions of Dollars)	Total	2008	2009 - 2010	2011 - 2012	Thereafter
U.S. lines of credit	$550	$—	$550	$—	$—
U.S. receivables securitization facility	66	66	—	—	—

Total commercial commitments	$616	$66	$550	$—	$—

Short-term borrowings, long-term debt and lines of credit are explained in detail within Note I Long-Term Debt and Financing Arrangements of the Notes to the Consolidated Financial Statements. Operating leases and other commercial commitments are further detailed in Note R Commitments and Guarantees of the Notes to the Consolidated Financial Statements.
MARKET RISK
Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments, currencies, commodities and other items traded in global markets. The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices, and commodity prices. Exposure to foreign currency risk results because the Company, through its global businesses, enters into transactions and makes investments denominated in multiple currencies. The Company’s predominant exposures are in European, Canadian and Asian currencies, including the Chinese Renminbi (“RMB”) and the Taiwan Dollar. Certain cross-currency trade flows arising from sales and procurement activities as well as affiliate cross-border activity are consolidated and netted prior to obtaining risk protection, primarily purchased basket options. The Company is thus able to capitalize on its global positioning by taking advantage of naturally offsetting exposures and portfolio efficiencies to reduce the cost of purchasing protection. At times, the Company also enters into forward exchange contracts and purchased options to reduce the earnings and cash flow impact of non-functional currency denominated receivables and payables, predominately for affiliate transactions. Gains and losses from these hedging instruments offset the gains or losses on the underlying net exposures, assets and liabilities being hedged. Management determines the nature and extent of currency hedging activities, and in certain cases, may elect to allow certain currency exposures to remain unhedged. The Company has also entered into several cross-currency interest rate swaps, to provide a partial hedge of the net investments in certain subsidiaries and better match the cash flows of operations to debt service requirements. Sensitivity to foreign currency exposure risk from these financial instruments at the end of 2007 would have been immaterial based on the potential loss in fair value from a hypothetical 10% adverse movement in all currencies. The Company follows risk management policies in executing derivative financial instrument transactions, and does not use such instruments for speculative purposes.
The Company sources significant products from China and other Asian low cost countries for resale in other regions. To the extent the RMB or these other currencies appreciate with respect to the USD, the Company may experience cost increases on such purchases. While the 7% appreciation of the RMB during 2007 has not as yet generated material cost increases for products sourced from China, further significant appreciation of the RMB or other currencies in countries where the Company sources product could adversely impact profitability. In the event significant RMB or other currency appreciation occurs, the Company would initiate customer pricing or other actions in an effort to mitigate the related cost increases, but it is possible such actions would not fully offset the potential unfavorable impact.
The Company’s exposure to interest rate risk results from its outstanding debt obligations, short-term investments, and derivative financial instruments employed in the management of its debt portfolio. The debt portfolio is managed to achieve capital structure targets and reduce the overall cost of borrowing by using a combination of fixed and floating rate debt as well as interest rate swaps, and cross-currency swaps. The Company’s primary exposure to interest rate risk comes from its floating rate debt in the U.S. and Europe and is fairly represented by changes in LIBOR and EURIBOR rates. At December 29, 2007, the result of a hypothetical two percentage point increase in short-term LIBOR and EURIBOR rates would not have resulted in a material impact on the pre-tax profit of the Company.
The Company has exposure to commodity prices in many businesses, particularly brass, nickel, resin, aluminum, copper, zinc, steel, and energy used in the production of finished goods. Generally, commodity price exposures are not hedged with derivative financial instruments, but instead are actively managed through customer pricing actions, procurement-driven cost reduction initiatives and other productivity improvement projects. In 2007, the Company experienced approximately $67 million of commodity, energy and wage inflation, most of which was recovered through favorable pricing actions. Such inflation increased costs by approximately $45 million in 2006 and $49 million in 2005, which management mitigated through various customer pricing actions and cost reduction initiatives. If commodity prices fluctuated to reach new historical high levels, the Company’s exposure could increase from the expected levels for 2008 as previously discussed.
Fluctuations in the fair value of the Company’s common stock affect domestic retirement plan expense as discussed in the ESOP section of Management’s Discussion and Analysis.
The assets held by the Company’s defined benefit plans are exposed to fluctuations in the market value of securities, primarily global stocks and fixed-income securities. The funding obligations for these plans would increase in the event of adverse changes in the plan asset values. The Company employs diversified asset allocations to help mitigate this risk. Management has worked to minimize this exposure by freezing and terminating defined benefit plans where appropriate.
The Company has significant customers, particularly home centers and major retailers, though individually there are none that exceed 10% of consolidated sales. The loss or material reduction of business from any such significant customer could have a material adverse impact on the Company’s results of operations and cash flows, until either such customers were replaced or the Company made the necessary adjustments to compensate for the loss of business.

Approximately 23% of 2007 sales were in the Americas region of the Construction and Do-It-Yourself segment. This portion of the Company has been adversely affected by the decline in U.S. housing and general construction markets. In the event these domestic housing and construction markets deteriorate further, or the down-turn spreads to European or Asian markets, this could have an unfavorable impact on future results. The 2007 European and Asian sales were robust in the CDIY segment. Management believes geographic as well as industrial diversification helps mitigate the risk of variability in future results from issues that may arise from time to time in certain markets the Company serves.
The Company has access to financial resources and borrowing capabilities around the world. There are no material instruments within the debt structure that would accelerate payment requirements due to a change in credit rating. The Company has the flexibility to elect deferral of interest payments on its ETPS obligation for up to 5 years. While there can be no guarantee of the future, the Company has an investment-grade credit rating and has enjoyed uninterrupted access to the commercial paper and bank markets throughout the credit crunch that has recently arisen. Further, the Company has not encountered liquidity difficulties historically when similar credit tightening has occurred due to macro-economic issues. Moreover, the Company’s existing credit facilities and sources of liquidity, including operating cash flows, are considered adequate to conduct business as normal. Accordingly, based on present conditions and past history, management believes it is unlikely that operations will be materially affected by any potential deterioration of the general credit markets that may occur. The Company believes that its strong financial position, operating cash flows, committed long-term credit facilities and borrowing capacity, and ready access to equity markets provide the financial flexibility necessary to continue its record of annual dividend payments, to invest in the routine needs of its businesses, to make strategic acquisitions and to fund other initiatives encompassed by its growth strategy.
OTHER MATTERS
EMPLOYEE STOCK OWNERSHIP PLAN As detailed in Note M Employee Benefit Plans of the Notes to the Consolidated Financial Statements, the Company has an Employee Stock Ownership Plan (“ESOP”) under which the ongoing U.S. defined contribution and 401(K) plans are funded. Overall ESOP expense is affected by the market value of Stanley stock on the monthly dates when shares are released, among other factors. Net ESOP expense amounted to $2 million in each of the years 2007, 2006 and 2005. While the average market value of shares released increased from $46.41 in 2005 to $56.04 in 2007, other elements of ESOP expense, including a gradual reduction in the number of shares released annually from the trust, offset the favorable impact of the higher share price. ESOP expense could increase in the future if the market value of the Company’s common stock declines.
NEW ACCOUNTING STANDARDS Refer to Note A Significant Accounting Policies of the Notes to the Consolidated Financial Statements for a discussion of new accounting pronouncements and the potential impact to the Company’s consolidated results of operations and financial position.
CRITICAL ACCOUNTING ESTIMATES Preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of the Consolidated Financial Statements are described in Note A Significant Accounting Policies. Management believes the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most significant areas involving management estimates are described below. Actual results in these areas could differ from management’s estimates.
ALLOWANCE FOR DOUBTFUL ACCOUNTS The Company’s estimate for its allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, management uses its judgment, based on the surrounding facts and circumstances, to record a specific reserve for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received. Second, a reserve is determined for all customers based on a range of percentages applied to receivables aging categories. These percentages are based on historical collection and write-off experience.
If circumstances change, for example, the occurrence of higher than expected defaults or a significant adverse change in a major customer’s ability to meet its financial obligation to the Company, estimates of the recoverability of receivable amounts due could be reduced.
INVENTORIES — LOWER OF COST OR MARKET, SLOW MOVING AND OBSOLETE Inventories in the U.S. are predominantly valued at the lower of LIFO cost or market, while non-U.S. inventories are valued at the lower of FIFO cost or market. The calculation of LIFO reserves, and therefore the net inventory valuation, is affected by inflation and deflation in inventory components. The Company ensures all inventory is valued at the lower of cost or market, and continually reviews the carrying value of discontinued product lines and stock-keeping-units (“SKUs”) to determine that these items are properly valued. The Company also continually evaluates the composition of its inventory and identifies obsolete and/or slow-moving inventories. Inventory items identified as obsolete and/or slow-moving are evaluated to determine if reserves are required. The Company assesses the ability to dispose of these inventories at a price greater than cost. If it is determined that cost is less than market value, cost is used for inventory valuation. If market value is less than cost, the Company writes down the related inventory to that value. If a write down to the current market value is necessary, the market value cannot be greater than the net realizable value, or ceiling (defined as selling price less costs to sell and dispose), and cannot be lower than the net realizable value less a normal profit margin, also called the floor. If the Company is not able to achieve its expectations regarding net realizable value of inventory at its current value, reserves would have to be adjusted accordingly.
PROPERTY, PLANT AND EQUIPMENT The Company generally values Property, Plant and Equipment (“PP&E”) at historical cost less accumulated depreciation. Impairment losses are recorded when indicators of impairment, such as plant closures, are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. The impairment loss is quantified by comparing the carrying amount of the assets to the weighted average discounted cash flows, which consider various possible outcomes for the disposition of the assets (i.e. sale, leasing, etc.). Primarily as a result of plant rationalization, certain facilities and equipment are not currently used in operations. The Company has previously recorded impairment losses related to unused and under-utilized assets, and such losses may occur in the future.
GOODWILL AND INTANGIBLE ASSETS The Company completed acquisitions in 2007 and 2006 valued at $647 million and $550 million, respectively. The assets and liabilities of acquired businesses are recorded at their fair values at the date of acquisition. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. The Company reported $1.5 billion of goodwill and $322 million of indefinite-lived trade names at December 29, 2007.
In accordance with SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment testing. The identification and measurement of goodwill and unamortized intangible asset impairment involves the estimation of fair value. Impairment testing of goodwill also requires the identification and valuation of reporting units. The estimates of fair value of goodwill, indefinite-lived intangible assets and related reporting units are based on the information available at the date of assessment, including management assumptions about future cash flows, discount rates and royalty rates which are utilized to estimate the present value of future cash flows to be generated by the indefinite-lived assets. Future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized with acquired entities. While the Company has not recorded goodwill or other intangible asset impairment losses in many years, it is possible impairments may occur in the future in the event expected profitability, cash flows or trade name usage change significantly from current estimates.

ENVIRONMENTAL The Company incurs costs related to environmental issues as a result of various laws and regulations governing current operations as well as the remediation of previously contaminated sites. Future laws and regulations are expected to be increasingly stringent and will likely increase the Company’s expenditures related to routine environmental matters.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of December 29, 2007 the Company had reserves of $30 million for remediation activities associated with Company-owned properties as well as for Superfund sites, for losses that are probable and estimable. The range of environmental remediation costs that is reasonably possible is $23 million to $56 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with this policy. While the Company believes the $30 million liability recorded for environmental matters is adequate, it is possible that future developments may require charges for environmental exposures in excess of this reserve.
INCOME TAXES The future tax benefit arising from net deductible temporary differences and tax loss carry-forwards is $146 million at December 29, 2007 and $126 million at December 30, 2006. The Company believes earnings during the periods when the temporary differences become deductible will be sufficient to realize the related future income tax benefits. For those jurisdictions where the expiration date of tax loss carry-forwards or the projected operating results indicate that realization is not likely, a valuation allowance is provided. The valuation allowance as of December 29, 2007 amounted to $27 million.
In assessing the need for a valuation allowance, the Company estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carry-forwards. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event the Company were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, the unrealizable amount would be charged to earnings in the period in which that determination is made. By contrast, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net carrying amounts, it would decrease the recorded valuation allowance through a favorable adjustment to earnings in the period in which that determination is made. The Company periodically assesses its liabilities and contingencies for all tax years still under audit based on the most current available information. When it is deemed probable that an adjustment will be asserted, the Company accrues its best estimate of the tax liability, inclusive of related interest charges. See Note Q Income Taxes of the Notes to the Consolidated Financial Statements for further discussion.
RISK INSURANCE To some extent, the Company self insures for various business exposures. For domestic workers’ compensation, automobile and product liability, the Company generally purchases outside insurance coverage only for severe losses (“stop loss” insurance). The two risk areas involving the most significant accounting estimates are workers’ compensation and product liability (liability for alleged injuries associated with the Company’s products). Actuarial valuations performed by an outside risk insurance expert form the basis for workers’ compensation and product liability loss reserves recorded. The actuary contemplates the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified by third party administrator specialists (insurance companies) for workers’ compensation and by in-house legal counsel in consultation with outside attorneys for automobile and product liability. The cash outflows related to risk insurance claims are expected to occur over approximately 8 to 10 years, and the present value of expected future claim payments is reserved. The Company believes the liability recorded for such risk insurance reserves as of December 29, 2007 is adequate, but due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate.
WARRANTY The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available. The Company believes the $64 million reserve for expected warranty claims as of December 29, 2007 is adequate, but due to judgments inherent in the reserve estimation process, including forecasting future product reliability levels and costs of repair as well as the estimated age of certain items submitted for claims, the ultimate claim costs may differ from the recorded warranty liability.
OFF-BALANCE SHEET ARRANGEMENTS Off-balance sheet arrangements include the following:
RECEIVABLE SECURITIZATIONS The Company has agreements to sell, on a revolving basis, pools of accounts and notes receivables to a Qualified Special Purpose Entity (“QSPE”), which qualifies to be accounted for as an unconsolidated subsidiary. The entity is designed to facilitate the securitization of certain trade accounts receivable. Assets and related debt off-balance sheet were both $42 million at December 29, 2007, compared to $60 million as of December 30, 2006. The Company is responsible for servicing these accounts while the QSPE bears the risk of non-collection. The net cash flows from sales of eligible receivables to the QSPE in revolving-period securitizations amounted to a cash outflow of $18 million in 2007 and a cash inflow of $44 million in 2006. There were no gains or losses on these cash flows.
SYNTHETIC LEASES The Company is a party to synthetic leasing programs for two of its major distribution centers and certain personal property, predominately vehicles and equipment. The programs qualify as operating leases for accounting purposes, such that only the monthly rent expense is recorded in the Statement of Operations and the liability and value of the underlying assets are off-balance sheet. These lease programs are utilized primarily to reduce overall cost and to retain flexibility. As of December 29, 2007, the estimated fair value of assets and remaining obligations for these properties were $105 million and $83 million, respectively.
TRUST The Company owns 100% of the common stock ($0.1 million) of The Stanley Works Capital Trust I (“the Trust”) which was formed in 2005 to initiate the offering of the $450 million Enhanced Trust Preferred Securities (“ETPS”). However, in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”), the Trust is not consolidated. Since the $450 million of junior subordinated debt issued by the Company to the Trust is reflected on the Company’s Consolidated Balance Sheet as of December 29, 2007, consolidation of the Trust would have virtually no impact to the Company’s results of operations or financial position.